As filed with the Securities and Exchange Commission on November 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Willamette Valley Vineyards, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0981021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8800 Enchanted Way SE Turner, Oregon	97392
(Address of Principal Executive Offices)	(Zip Code)

2025 Omnibus Equity Incentive Plan

(Full title of the plan)

James W. Bernau

President and Chief Executive Officer

8800 Enchanted Way SE

Turner, Oregon 97392

(Name and address of agent for service)

(503) 588-9463

(Telephone number, including area code, of agent for service)

With a copy to:

Andrew J. Bond, Esq.

Ashton H. Wiebe, Esq.

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, California 960067-6017

Tel. (310) 228-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Willamette Valley Vineyards, Inc. (the “Company”, “we”, “our” and “us”) will provide each recipient (the “Recipients”) of a grant under the Company’s 2025 Omnibus Equity Incentive Plan (the “Plan”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8 which information is not required to be and is not being filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Willamette Valley Vineyards, Inc.

8800 Enchanted Way SE

Turner, Oregon 97392

(503) 588-9463

Attention: Investor Relations (info@wvv.com)

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

●	our Annual Report on Form 10-K for the annual period ended December 31, 2024, filed with the SEC on March 25, 2025;

●	our Quarterly Reports on Form 10-Q for the quarters ended: (i) March 31, 2025, filed with the SEC on May 13, 2025, and (ii) June 30, 2025, filed with the SEC on August 12, 2025;

●	our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed with the SEC on January 6, 2025, February 13, 2025, May 15, 2025, June 2, 2025, June 6, 2025 and July 16, 2025; and

●	the description of the Company’s common stock contained in Exhibit 4.2 to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 11, 2020, including any amendments or reports filed for the purpose of updating such description (File No. 001-37610).

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 60.387 et seq. of the Oregon Business Corporation Act, or the “Act”, authorize and, in certain circumstances, require, a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Our articles of incorporation and bylaws require us to indemnify our directors and executive officers, our employees and agents, and certain other persons, to the maximum extent permitted under the Act. The directors and officers of the Company also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose. We also have entered into an indemnification agreement with Jim Bernau, our President, for a broad range of liabilities he may incur in connection with the Company’s operations.

Additionally, pursuant to our articles of incorporation, in addition to any other rights of indemnification permitted by the laws of the State of Oregon or as may be provided for by our bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding, whether brought in the right of the corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the Company or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Company, or is or was serving at the request of the corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred, may be paid by the Company in advance of the final disposition of such proceeding at the written request of such person subject to such person: (a) furnishing to the Company a written affirmation of the person’s good faith belief that such person has met the standard of conduct described in the Act or is entitled to be indemnified by the corporation under any other indemnification rights granted by the corporation to such person, and (b) furnishing to the Company a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation under our Articles of Incorporation or under any other indemnification rights granted by the corporation to such person.

We have obtained general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Description of Common Stock (incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 11, 2020 [File No. 001-37610]).
5.1*	Opinion of Davis Wright Tremaine LLP
10.1*	2025 Omnibus Equity Incentive Plan
10.2*	Form Option Agreement
10.3*	Form Restricted Share Award Agreement
10.4*	Form Restricted Share Unit Agreement
23.1*	Consent of Baker Tilly US, LLP (formerly, Moss Adams LLP), Independent Registered Public Accounting Firm
23.2*	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

A.     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Turner, Oregon, on November 12, 2025.

WILLAMETTE VALLEY VINEYARDS, INC.

By:	/s/ James W. Bernau
James W. Bernau
President

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James W. Bernau and John A. Ferry, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James W. Bernau	Chairperson of the Board and President	November 12, 2025
James W. Bernau	(Principal Executive Officer)

/s/ John A. Ferry	Chief Financial Officer	November 12, 2025
John A. Ferry	(Principal Financial and Accounting Officer)

/s/ Sean M. Cary	Director	November 12, 2025
Sean M. Cary

/s/ James L. Ellis	Director	November 12, 2025
James L. Ellis

/s/ Craig Smith	Director	November 12, 2025
Craig Smith

/s/ Stan G. Turel	Director	November 12, 2025
Stan G. Turel
November 12, 2025
/s/ Sarah Rose	Director
Sarah Rose